EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Tulsa, OK-1/24/17—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the three months ended November 30, 2016 totaled $9,221,711 compared to $4,420,210 for the prior period for an increase of $4,801,501, or 108%. Sales for the six months ended November 30, 2016 of $17,065,972 compared to $9,990,191 for the prior period for an increase of $7,075,781, or 71%.

Net income before preferred dividends for the three months and six months ended November 30, 2016, were $258,826 and $212,434, and, respectively, compared to $115,151 and $165,547, respectively, for the prior periods. Greystone recorded a net income for the three months ended November 30, 2016, available to common shareholders after preferred dividends of $41,109 compared to a net loss available to common shareholders of $(22,420) for the prior period. Greystone recorded a net loss available to common stockholders after preferred dividends of $(76,330), compared to $(113,735) for the six months ended November 30, 2016.

Greystone’s EBITDA (net income before stock compensation costs, interest expense, income taxes, depreciation and amortization) for the six months ended November 30, 2016 was $2,004,389 compared to $1,294,750 for the prior period.

“The addition of the previously announced pallet leasing customer continues to have a significant impact on Greystone’s sales and operations,” stated Warren Kruger, President and CEO. “The second quarter of our fiscal year 2017 began to show a turnaround in earnings and this trend is expected to continue throughout the remaining part of this year. Unfortunately, our two newest machines were not operating at full capacity and our two oldest injection machines were down awaiting parts during this quarter. These unexpected delays affected our efficiency and margin goals for the quarter. To meet the increasing demand for our pallets, we have ordered a Milacron injection-molding machine to add to the three similar machines acquired during the past year. We anticipate this machine will become operational during the latter part of this year. Improving the returns for our shareholders is a continuing major goal for Greystone as we review operations for improvements in operating efficiencies and cost containment to achieve better margins.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets may be reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2016.

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Supplemental Statistical Information

	Six Months Ended November 30,
	2016	2015
Supplemental Statistical Information:
Net Income	$212,434	$165,547
Adjustments to Net Income to calculate EBITDA -
Stock Compensation Costs	-	26,712
Interest Expense	542,800	387,376
Provision for Income Taxes	54,550	28,650
Depreciation and Amortization	1,194,602	686,465
EBITDA (A)	$2,004,386	$1,294,750

(A)	Greystone’s EBITDA represents net income before stock compensation costs, interest expense, provision for income taxes and depreciation and amortization. The Company has included stock compensation costs as it is a non-cash transaction. The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com